Exhibit 99.3

[First Federal Savings Bank of Lake County Letterhead]

Dear KSOP Participant:

On behalf of the Board of Directors of FFLC Bancorp, Inc. (the “Company”), I am forwarding the attached vote authorization form provided for the purpose of conveying your voting instructions to the Bank of New York, as trustee for the First Federal Savings Bank of Lake County Employee Stock Ownership Plan and 401(k) Plan (“KSOP”), on the proposals to be presented at the 2005 Annual Meeting of Stockholders of FFLC Bancorp, Inc., to be held on May 12, 2005. We have posted the Notice and Proxy Statement for the Annual Meeting and the Company’s Annual Report to Stockholders in the FFLC section on First Federal’s website at http://www.1stfederal.com, and you can retrieve them from there on your office computer.

Included within these materials is an election form. You may use this form to elect what percentage of cash, if any, you wish to receive for your shares of FFLC common stock. If you do not return an election form by the deadline, then your merger consideration will only be in the form of Colonial BancGroup common stock (except for cash received for a fractional share). The deadline by which election forms must be received by FFLC is April 15, 2005.

As a participant in the KSOP, you are entitled to direct the vote of all shares of Company common stock credited to your account as of March 23, 2005, the Annual Meeting Record Date. If you do not direct the KSOP Trustee as to how to vote the shares of Company common stock credited to your KSOP account, or your voting instructions are not received by the KSOP Trustee by April 15, 2005, the KSOP Trustee will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants subject to its fiduciary duties.

In order to direct the voting of the shares of Company common stock credited to your KSOP account, please complete and sign the attached vote authorization form and return it in the enclosed envelope no later than April 15, 2005. Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company or First Federal Savings Bank of Lake County. An independent third party will tabulate the voting instructions and provide the KSOP Trustee with the results. Also, please complete the election form and return in the envelope with your voting instructions by April 15, 2005.

Sincerely,

Brenda M. Grubb Human Resources Manager